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                                                            Exhibit 99.1

               COMERICA TO RECORD A $213 MILLION AFTER-TAX CHARGE
               RELATED TO INCREMENTAL PROVISION FOR CREDIT LOSSES,
                               GOODWILL IMPAIRMENT

DETROIT/OCTOBER 2, 2002 -- Comerica Incorporated (NYSE: CMA) today announced that it will record a $328 million charge ($213 million after-tax, or $1.21 per diluted share) related to an incremental provision for credit losses and goodwill impairment for the company's Munder Capital Management subsidiary.

The incremental provision for credit losses totals approximately $247 million, of which $40 million ($26 million after-tax, or $0.15 per diluted share) has been determined to relate to the second quarter of 2002. The allowance for credit losses as a percent of period-end loans at September 30, 2002, is estimated to be 1.90 percent, compared with 1.81 percent previously reported at June 30, 2002 and 1.85 percent as restated. Incremental net charge-offs will be approximately $212 million, of which $22 million will be reflected in the second quarter.

Second quarter earnings will be reduced to $161 million, or $0.90 per diluted share, compared to previously reported earnings of $184 million, or $1.03 per diluted share, including the related effect of lower incentive compensation of $5 million ($3 million after-tax, or $0.02 per diluted share). The additional provision and charge-offs related to the second quarter were determined during a recent subsidiary regulatory examination.

The third quarter goodwill impairment of $86 million ($56 million after-tax, $0.31 per diluted share) results from the continued decline in equity markets and its related impact on Munder's valuation.

"The lagging economy and ongoing volatility in the equity markets affect many companies, including our own customers," said Ralph W. Babb Jr., chairman, president and chief executive officer. "Given the uncertainties surrounding the timing of an economic recovery, the strengthening of our allowance for credit losses and coverage ratios recognizes the challenges of the current operating environments. And, we identified additional credits, particularly in the retail, automotive and manufacturing sectors, where a write-down, accelerated work-out plan or sale is the most prudent course of action."

OUTLOOK FOR 2002
Comerica expects the charge to reduce projected full year 2002 earnings from its previous estimate by $1.21 per diluted share. Including this charge and the previously announced impact ($0.06 per diluted share) of adoption of the fair value method of accounting for stock options, Comerica




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expects earnings to range from $3.40 to $3.50 per diluted share for the full year 2002.

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Comerica will host a conference call to review third quarter 2002 financial results at 8 a.m. EDT Wednesday, October 16, 2002. Interested parties may access the conference call by calling (706) 679-5261 (event ID No. 5779063). The call will also be accessible on the Internet at www.comerica.com. A replay of the conference call will be available approximately two hours following the call through Wednesday, November 13, 2002. The conference call replay can be accessed by calling (800) 642-1687 or (706) 645-9291 (event ID No. 5779063). The replay can also be accessed via Comerica's "Investor Relations" page at www.comerica.com.

Comerica Incorporated is a multi-state financial services provider headquartered in Detroit, Michigan, with bank subsidiaries in Michigan, California and Texas, banking operations in Florida, and businesses in several other states. Comerica also has an investment services affiliate, Munder Capital Management, commercial banking operations in Canada and a commercial banking subsidiary in Mexico.

FORWARD LOOKING STATEMENT
Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to Comerica's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica's management for future or past operations, products or services, and forecasts of the Company's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, estimates of credit quality trends and global stability. Such statements reflect the view of Comerica's management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Comerica's plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where Comerica has a concentration of loans, changes in the political, economic and regulatory stability in countries where Comerica operates, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

MEDIA CONTACTS:                           INVESTOR CONTACTS:
Sharon R. McMurray                        Helen L. Arsenault
(313) 222-4881                               (313) 222-2840

Wayne J. Mielke                           Judith M. Chavis
(313) 222-4732                               (313) 222-6317